Exhibit 99.1

India Globalization Capital Executes Off Take Agreement to Support Production Growth of High-Grade Iron Ore
Company to Utilize Existing Beneficiation Plant

Bethesda, MD, January 30, 2014 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC), a company competing in the mining, materials and infrastructure industry, announced that it has executed an off take agreement with a high-grade mine located in Linxi, Inner Mongolia.

The mine, located about 30 miles from IGC’s beneficiation plant, spans about 8.2 square miles and has deposits of iron ore and tin.

This agreement will allow IGC to purchase 20% magnetite ore and subsequently beneficiate it into high-grade ore. This has the potential to generate between 100,000 to 200,000 tons of finished high-grade ore and at the current market price of approximately $120 per ton, could potentially generate total revenue between $12 million to $24 million with approximately $1.6 million to $3.2 million of profit.

In addition, the Company has an option to invest directly in the mine subject to the successful completion of due diligence and securing financing at terms acceptable to IGC.  The unconfirmed estimated reserves of iron ore are approximately 8 million tons of 20% Fe grade magnetite ore and approximately 42 million tons of 40% Fe content hematite ore.

The potential cash flow derived from ownership of this mine, if all 8 million tons of 20% Fe grade magnetite ore are processed, could result in just over 2 million tons of high-grade ore with approximately $240 million in associated revenue and about $60 million in associated earnings.  In addition, there are profitable streams to supplement the base ore beneficiation process from the sale of non-magnetite iron ore and tin.

“Over the past several months we have diverted our resources to operationalize one plant.  As previously announced, the Company started dry separation processing a few months ago and we expect that the wet processing will commence soon as the weather gets warmer. This mine will provide us with a significant supply of raw materials for our beneficiation plant and given the close proximity, will allow us to integrate this into our 2014 production plan. We have shifted our focus from low margin trading to higher margin beneficiation as part of our strategy to become profitable in the next fiscal year. With the expectation that the commodity markets will rally given an anticipated uptick in global GDP, IGC is positioning to enhance shareholder value through production and acquisitions of distressed mining assets,” stated Ram Mukunda, CEO.

About IGC:

Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a mining, materials and infrastructure company operating in India and China. In India we mainly engage in supplying and trading iron ore and in leasing construction equipment. In Inner Mongolia we own and operate iron ore beneficiation plants and iron ore mines. For a short video showing the beneficiation process please visit us at http://www.indiaglobalcap.com/presentation.php.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "post", "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," "confident" or "continue" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-Q for fiscal quarters ended September 30, 2012 and December 31, 2012 and Form 10-K for fiscal year ended March 31, 2013, filed with the Securities and Exchange Commission on December 9, 2011, November 14, 2012, February 13, 2013 and July 16, 2013, respectively.

Contact:

Claudia Grimaldi
301-983-0998